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                                                                       Exhibit 4


                            JOINT FILING AGREEMENT

      The undersigned acknowledge and agree that the foregoing statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

      This Agreement may be executed counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated: October 14, 1999


                              E.I. DU PONT DE NEMOURS AND COMPANY


                              By: /s/ John P. Jessup
                                  --------------------------
                              Name:  John P. Jessup
                              Title: Vice President and Controller

                              DUPONT PHARMA, INC.


                              By: /s/ A. Lloyd Adams
                                  --------------------------
                              Name:  A. Lloyd Adams
                              Title: Vice President and
                                     Assistant Treasurer

                              DPC NEWCO, INC.


                              By: /s/ Steven J. Capolarello
                                  -------------------------
                              Name:  Steven J. Capolarello
                              Title: Vice President and
                                     Treasurer